Exhibit 10.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED

CONSULTING AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Amended and Restated Consulting Agreement dated 25th day of February, 2009 (the “Agreement”), is dated effective March 10, 2010 (the “Effective Date”) by and between National Health Investors, Inc., a Maryland real estate investment trust ("Company") and W. Andrew Adams, a resident of Tennessee ("Consultant").

WHEREAS, Consultant and the Company entered into the Agreement pursuant to which Consultant agreed to act as Chief Executive Officer of the Company during the term of the Agreement;

WHEREAS, the Company and the Consultant now desire to amend certain terms of the Agreement effective upon the Effective Date as set forth herein.

NOW, THEREFORE, for and in consideration of the promises herein, and other good and valuable consideration, Company and Consultant do hereby agree to amend the Agreement as follows:

1.

The Second Recital of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Company has hired a new President and Chief Operating Officer, J. Justin Hutchens, and the Company and the Consultant desire to Amend and Restate the Consulting Agreement effective February 25, 2009 and further amend it pursuant to this Amendment No. 1;

WHEREAS, the Company desires Mr. Hutchens to become the new Chief Executive Officer of the Company and Consultant agrees to continue to transition over time the executive responsibilities and authority of CEO to Mr. Hutchens on or before March 1, 2011;

2.

The Fourth Recital of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Consultant is willing to continue to render such services, even though on a more limited basis, subject to the direction of the Directors, on the terms and conditions herein set forth.

3.

Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.

Services.

(a)

During the Term (as defined in Section 2), Consultant agrees to provide consulting services to the Company on a more limited basis concerning (i) capital formation strategy and balance sheet structure, (ii) legal issues, (iii) assisting the President with the identification and employment of individuals to fill certain key positions, (iv) ongoing Securities and Exchange Commission filings (v) goal setting and strategic planning and (vi) Consultant will act as Chief Executive Officer and assist in the transition of the role of Chief Executive Officer to Mr. Hutchens (collectively the “Services”).  Consultant will not be involved in the review, analysis or negotiation of any potential new investments.  Consultant will also undertake such other responsibilities as may be assigned to Consultant from time to time by Directors consistent with the foregoing Services.

(b)

Consultant agrees (i) to provide the Services in good faith and with due care and skill, (ii) to be available as needed by the Company on a flex-time basis, and (iii) to comply with all regulations, laws and Company policies applicable to the services to be performed under this Agreement. Consultant shall be responsible to and work under the direction of the Directors.

(c)

Consultant and the Company agree and understand that Consultant will not be working solely on Company business, but may have other involvements not in conflict with his Company duties.  The Company agrees and understands that Consultant will be working on a flexible time basis; provided however, that Consultant will always be accessible to the Company.

3.

Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

3.

Compensation.

(a)

 Cash Compensation.

Commencing on the Effective Date of this Amendment, for each twelve month period during the term of this Agreement, as compensation for the Services to be provided by Consultant hereunder, Consultant shall be paid an annual cash salary equal to 65% of the total Base Salary and Annual Incentive Award, or, if applicable, the Cash Performance Incentive Plan compensation, received by the highest paid employee of the Company.  The Company will estimate the amount to be paid under this Agreement and such amount will be payable according to the customary payroll practices of the Company but in no event less frequently than once each month.  At the end of the twelve month period, the actual amount of the compensation will be calculated and the Company will pay Consultant any additional amounts owed, or will reduce future payments to recoup any amounts over paid.

B.

Equity Compensation.

In addition, commencing on the Effective Date of this Amendment, for each twelve month period during the term of this Agreement, Consultant shall be entitled to receive a grant of an option to purchase shares of common stock of the Company equal to 65% of the number of shares provided in any stock option grant made to the highest paid employee of the Company during such twelve month period, provided the term of this Agreement continues on the date of such grant.   The option shall be granted on the same date and at the same price as any option grant made to the highest paid employee of the Company.  The option grant will be priced at the closing price of the Company’s common stock on the date of grant and shall be fully vested as of the grant date.   The terms of each such grant of stock options shall be set forth in a separate Stock Option Agreement between the Company and the Consultant.

C.

Additional Compensation.

During the Term of this Agreement, the Directors may, in their sole discretion, pay Consultant a bonus amount for the Services provided pursuant to this Agreement.  Consultant shall be solely responsible for all taxes due on all amounts paid to him by Company.  Consultant will be covered under the Company’s health insurance policy.  Company will reimburse consultant for all expenses incurred by Consultant related to Company business.

4.

In all other respects the Agreement is hereby ratified and affirmed.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer and Consultant has executed the same effective as of the Effective Date.

NATIONAL HEALTH INVESTORS, INC.

CONSULTANT

By:

/s/ Ted Welch___________________

/s/ W. Andrew Adams

Title:    Ted Welch,

W. Andrew Adams

Chairman, Compensation Committee

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